AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This amendment (“Amendment”) to the Investment Advisory Agreement (the “Agreement”) dated as of April 17, 2023, by and between Aristotle Funds Series Trust and Aristotle Investment Services, LLC (together, the “Parties”) is effective as of June 11, 2026.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to add new series of the Trust; namely, Aristotle Core Plus Income ETF, Aristotle Multi-Sector Income ETF and Aristotle Short Term Income ETF; and to update the names of the Portfolio Optimization Funds, with effect on July 29, 2026; and

WHEREAS, Section 7(a) of the Agreement contemplates amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ARISTOTLE FUNDS    ARISTOTLE INVESTMENT
SERIES TRUST    SERVICES, LLC

By:    /s/ Joshua Schwab        By:    Richard Schweitzer     Name: Joshua Schwab        Name: Richard Schweitzer
Title: Vice President & Treasurer    Title: Authorized Officer

Date:    7/10/2026        Date:    7/10/2026

Exhibit A

(to the Investment Advisory Agreement between Aristotle Funds Series Trust and Aristotle Investment Services, LLC)

Fund	Annual Investment Advisory Fee (as a percentage of average daily net assets)
Aristotle Multi-Asset Income Fund*	0.20%
Aristotle Multi-Asset Balanced Income Fund*	0.20%
Aristotle Multi-Asset Balanced Fund*	0.20%
Aristotle Multi-Asset Growth and Income Fund*	0.20%
Aristotle Multi-Asset Growth Fund*	0.20%
Aristotle Core Income Fund	0.40%
Aristotle Floating Rate Income Fund	0.55%
Aristotle Short Duration Income Fund	0.25%
Aristotle Strategic Income Fund	0.50%
Aristotle Small/Mid Cap Equity Fund	0.65%
Aristotle Ultra Short Income Fund	0.25%
Aristotle Core Bond Fund	0.35%
Aristotle High Yield Bond Fund	0.50%
Aristotle Small Cap Equity Fund	0.65%
Aristotle Growth Equity Fund	0.55%
Aristotle Value Equity Fund	0.55%
Aristotle International Equity Fund	0.60%
Aristotle/Saul Global Equity Fund	0.60%
Aristotle Core Equity Fund	0.50%
Aristotle Pacific EXclusive Fund Series H	0.00%
Aristotle Pacific EXclusive Fund Series I	0.00%
Aristotle Pacific EXclusive Fund Series C	0.00%
Aristotle Core Plus Income ETF	0.40%
Aristotle Multi-Sector Income ETF	0.50%
Aristotle Short Term Income ETF	0.25%
* Name changes effective July 29, 2026 Effective: June 11, 2026

A-1